Comdisco, Inc. and Subsidiaries                                       Exhibit 12


COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
(dollars in millions)

                                                                                Six months ended
                                                                                        March 31   For the years ended September 30,
                                                                                     -----------   ---------------------------------

                                                                                     1997   1996   1996   1995   1994   1993   1992
                                                                                     ----   ----   ----   ----   ----   ----   ----
Fixed charges
  Interest expense  <F1> .........................................................   $147   $132   $267   $278   $266   $295   $355

  Approximate portion of
    rental expense representative
    of an interest factor ........................................................      2      5      7     11     13     22     29
                                                                                     ----   ----   ----   ----   ----   ----   ----

  Fixed charges ..................................................................    149    137    274    289    279    317    384

Earnings from continuing operations
  before income taxes and extraordinary item, and cumulative
  effect of change in accounting principle, net of preferred stock dividends  ....     97     85    176    160     80    137     34
                                                                                     ----   ----   ----   ----   ----   ----   ----

Earnings from continuing  operations  before income taxes,  extraordinary  item, cumulative effect of change in accounting principle, net of
  preferred stock dividend .......................................................   $246   $222   $450   $449   $359   $454   $418
                                                                                     ====   ====   ====   ====   ====   ====   ====

Ratio of earnings to fixed charges ...............................................   1.65   1.62   1.64   1.55   1.29   1.43   1.09
                                                                                     ====   ====   ====   ====   ====   ====   ====

Rental expense:
  Equipment subleases ............................................................   $  4   $ 10   $ 14   $ 22   $ 30   $ 57   $ 77
  Office space, furniture, etc ...................................................      3      4      8     10      8      8     10
                                                                                     ----   ----   ----   ----   ----   ----   ----

     Total .......................................................................   $  7   $ 14   $ 22   $ 32   $ 38   $ 65   $ 87
                                                                                     ====   ====   ====   ====   ====   ====   ====

     1/3 of rental expense .......................................................   $  2   $  5   $  7   $ 11   $ 13   $ 22   $ 29
                                                                                     ====   ====   ====   ====   ====   ====   ====

<F1>Includes  interest  expense  incurred by continuity  and network  services and included in continuity and network services  expenses on the statements of earnings.

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